Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Paul A. Brown, M.D., Founder and Chairman	Alisa Steinberg (Media)
Stephen J. Hansbrough, CEO	Stephen D. Axelrod, CFA
HearUSA, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (561) 478-8770	Tel. (212) 370-4500 Fax (212) 370-4505

HEARUSA RESTRUCTURES BALANCE SHEET TO REDUCE DEBT

- $6.2 Million of Long Term Debt Eliminated -

$625,000 of Quarterly Cash Payments and Interest Eliminated -

West Palm Beach, Florida, April 10, 2007 -- HearUSA, Inc. (AMEX: EAR) today announced that it has completed a transaction with the holders of the Company’s 2003 Subordinated Convertible Notes. The participating holders converted $5.4 million of the outstanding principal of the notes into shares of the Company’s common stock at $1.75 per share in accordance with the original agreement as contemplated by the Notes. The Company made cash payments to the participating holders of notes for the remaining principal balance of $409,000, canceling such Notes. One of the 2003 investors did not participate in the transaction. The Company paid that investor $375,000 of principal, leaving approximately $42,000 in principal unpaid. As part of the transaction, the Company adjusted the exercise price of the outstanding warrants held by the investors and the participating investors exercised all of those warrants for cash. The Company issued 2.5 million warrant shares to those warrant holders and received approximately $1.7 million in cash.

The Company will no longer be required to make quarterly principal payments in the amount of $625,000 plus interest to the 2003 note holders. The Company will have one final principal payment to the non-participating investor of approximately $42,000 in June 2007. After making the various payments noted above, the Company will receive net cash of approximately $1 million. The conversion of 14 of the 15 units and the exercise of the warrants combined with the cash pay down will eliminate most of the non-cash debt discount amortization charges and the cash interest expense related to the financing in future periods. These expenses for 2006 totaled approximately $2.6 million, or $0.08 per common share. As a result of the transaction, the Company will take a one-time final non-cash charge of approximately $2.4 million in the second quarter of 2007 resulting from the acceleration in the amortization of the debt discount related to the convertible notes for this transaction and the reduction in the price of the warrants to the investors, which accounted for approximately $1.4 million of the one time charge.

“We are very pleased with this agreement as we believe it is a win-win situation for stockholders and the note holders alike,” stated Stephen J. Hansbrough, President and Chief Executive Officer of HearUSA. “Specifically, this deal is immediately accretive to the Company as it eliminates the quarterly interest expense and non-cash charges related to the notes and brings in additional capital.”

Hansbrough concluded, “These are exciting times for our stockholders. We are very pleased with the direction the Company is heading. Our improved financial results, bolstered by organic growth and a strong acquisition program, combined with today’s news, reflect our long-term commitment to building shareholder value.”

- More -

Management will host a conference call on Tuesday, April 10, 2007 at 4:30pm Eastern. Interested parties may participate in the call by dialing (877) 407-9210; international callers dial (201) 689-8049. The conference call will also be available for replay until Tuesday, April 17, 2007 at midnight. For the replay, please dial (877) 660-6853, for the international participants the access number is (201) 612-7415 (Account #: 286, Conference ID: 237835). There will also be a live web cast that can be accessed at:

http://www.investorcalendar.com/EventPage.asp?ID=115217.

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About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through its company-owned hearing care centers, which offer a complete range of quality hearing aids, with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, and Missouri and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,600 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at HearUSA's website www.hearusa.com.

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